Exhibit 23.4

September 19, 2006

Mr. Carl Smith
Chief Financial Officer
MEDecision Inc.
601 Lee Road
Wayne, PA 19087

Dear Carl,

Pursuant to engagement letters dated June 15,2006 and August 22, 2006, Mufson Howe Hunter & Company, LLC has prepared an independent analysis with respect to the fair value of the common equity of MEDecision, Inc. (the “Company”) as of December 31, 2001, 2002, 2003, 2004 and 2005 and as of June 30, 2006 (the “Report”).

The objective of this engagement was to estimate the per-share fair value of the common equity of the Company as of the valuation dates. The purpose of this engagement is to assist management of the Company with its financial reporting, under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R, Accounting for Stock-Based Compensation, with respect to the grant of certain stock options.

We consent to the use of the written information provided by us to MEDecision, Inc. in connection with the Report in the prospectus constituting a part of the Company’s Registration Statement on Form S-1 (333-136532). We also consent to the reference of the Report and the information contained in the Report in the prospectus.

Sincerely,

Mufson Howe Hunter & Partners LLC

By:	/s/ David C. Parke

Mr. David C. Parke
Director